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                                                             EXHIBIT (a)(5)(II)

                                      A1037

                                                                               1

                          UNITED STATES DISTRICT COURT

                          EASTERN DISTRICT OF MICHIGAN

                                SOUTHERN DIVISION

                                                                   CONFIDENTIAL

SIMON PROPERTY GROUP, INC. and SIMON

PROPERTY ACQUISITIONS, INC.

                Plaintiffs,

     vs                   Case No. 02-74799

                          Hon. Victoria A. Roberts

TAUBMAN CENTERS, INC., A. ALFRED

TAUBMAN, ROBERT S. TAUBMAN, LISA A.

PAYNE, GRAHAM T. ALLISOIN, PETER

KARMANOS, JR., WILLIAM S. TAUBMAN,

ALLAN J. BLOOSTEIN, JEROME A. CHASEN,

and S. PARKER GILBERT,


                Defendants.

-------------------------------------------------------/
DEPONENT:     LISA PAYNE

DATE:         Friday, January 17, 2003

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DEPONENT:     LISA PAYNE

DATE:         Friday, January 17, 2003

TIME:         9:40 a.m.

LOCATION:     Miro Weiner & Kramer

              38500 Woodward Avenue, Suite 100

              Bloomfield Hills, Michigan

VIDEO:        Patrick Murphy

REPORTER:     Denise M. Kizy, RPR/CRR/CSR-2466


APPEARANCES:


       WILLKIE FARR & GALLAGHER

       By:  Mr. Steven H. Reisberg

            Mr. Scott S. Rose

       787 Seventh Avenue

       New York, New York 10019-6099

       (248)

       and

       MILLER, CANFIELD, PADDOCK & STONE, PLC

       By:  Mr. Todd A. Holleman

       150 W. Jefferson, Suite 2500

       Detroit, Michigan 48226-4415

       (313) 963-6420

            Appearing on behalf of the Plaintiff

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       MIRO WEINER & KRAMER

       By:  Mr. Joseph Aviv

            Mr. Bruce L. Segal

       38500 Woodward Avenue, Suite 100

       Bloomfield Hills, Michigan 48304

       (248) 258-1207

       and

       WACHTELL, LIPTON, ROSEN & KATZ

       By:  Mr. Stephen R. DiPrima

       51 West 52nd Street

       New York, New York 10019-6150

       (212) 403-1000

                  Appearing on behalf of the Defendants

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       MILBERG WEISS BERSHAD HYNES & LERACH, LLP

       By:  Mr. Seth D. Rigrodsky

       One Pennsylvania Plaza

       New York, New York 10119-0165

       (212) 594-5300

       and

       SCHIFFRIN & BARROWAY, LLP

       By:  Ms. Patricia C. Weiser

       3 Bala Plaza East, Suite 400

       Bala Cynwyd, Pennsylvania 19004

       (610) 667-7706

            Appearing on behalf of Lionel Glancy

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saying that it is a decision that for the REIT is significant, but in the scheme of the whole structure of this company would not have been significant.

[BEGINNING OF EXCERPT]

     Q. Taking a look at the REIT level for a minute, would you agree with me that the REIT could be sold to a third party if that decision was supported by the independent directors and the two GM Pension Trust directors?

     A.   Yes. I believe, yes, that's correct.

     Q. And that's because decisions at the REIT board level are made by a majority and independent directors and the GM Pension Trust directors would constitute a majority?

     A.   Correct.

[END OF EXCERPT]

               MR. DiPRIMA: Object.

     Q. (BY MR. REISBERG) In the event there was a sale to a third party which was supported by the GM Pension Trust, isn't it also correct that there would be a similar majority at the operating partnership level?

               MR. AVIV: Objection as to form.

               THE WITNESS: I need to -- I think I need to have you ask that question again.

     Q.   (BY MR. REISBERG) Assuming as you say --

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concurrence of the Taubman family members; is that what you're telling me?

     A. That on a decision of magnitude that impacted both parties, there would have been an agreement, there would have been a lot of discussion, there would have been a lot of analysis. The end of the day would have been a mutual decision or it wouldn't have happened.

     Q. You understand that the GM Pension Trust has a fiduciary obligation to its beneficiaries?

     A.   I do.

     Q. You understand that the GM Pension Trust is going to act consistent with those fiduciary obligations?

     A.   I do.

[BEGINNING OF EXCERPT]

     Q. And you understand that the GM Pension Trust has the power to make a decision which it believes is in its best interest, even if the Taubman family didn't agree?

     A.   I do.

     Q. And you would also agree that if the GM Pension Trust and independent directors thought it was in their best interest to sell a shopping center, that prior to 1998 they could have done so without the consent of the Taubman family?

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     A.   On a technical basis, they could have, that's correct.

[END OF EXCERPT]

               MR. DiPRIMA: Could you reread the question, please?

               (Record repeated by Court Reporter.)

               MR. REISBERG: My apologies, but my machine is not working right.

               Would you mind, I'd like to try to see if I can get this going, if we could just take a short break here.

               THE WITNESS: Sure.

               VIDEO OPERATOR: Off the record 10:29.

               (Brief recess.)

               VIDEO OPERATOR: We are back on the record at 10:40.

               Please proceed.

     Q. (BY MR. REISBERG) Ms. Payne, I want to explore with you the differences in the ability of the Taubman family to vote at the REIT level before the restructuring in 1998 and after the restructuring in 1998; okay?

     A.   Okay.

     Q. Going back for a moment to the minutes of October 28th of 2002, the comments that Mr. Emmerich

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[BEGINNING OF EXCERPT]

     Q. I wanted to read to you the last sentence of that paragraph that says, quote:

               Mr. Emmerich noted that the company's articles of incorporation also have a share ownership limitation that is 8.23 percent, but which allows the board to increase that limit to 9.9 percent and that a two-thirds shareholder vote would be required to amend that limitation.

               Do you see that?

     A.   Yes, I do.

     Q. Is it your understanding that because of the Taubman family control of approximately one-third of the vote that it is impossible to remove the excess share provision limitation without their support and consent?

               MR. DiPRIMA: Objection.

               THE WITNESS: They are -- they do get a vote and their two-thirds would be -- their one-third would be required. Actually they don't own quite a third, but their one-third is required to pass this, correct.

     Q. (BY MR. REISBERG) And by the Taubman family owning approximately a third as a practical matter, that means that they would be able to stop any action that required a two-thirds vote of

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shareholders?

     A.   Correct.

     Q. Prior to the Taubman family receiving the Series B preferred stock in 1998, would the Taubman family have had the ability to veto a shareholder vote that wanted to remove the excess share limitation?

     A. I want to reiterate and say there were many many changes at the 1998 restructuring and lots of give and take and going back and forth, and at that time before that you're correct, they did not have the ability to vote at the REIT level, but there were lots of other things that they did have the ability to do, but on this specific point, they did not have a vote at the REIT level.

     Q. And by this specific point, you mean to refer to the question of removing the excess share provision?

     A.   Correct.

[END OF EXCERPT]

     Q.   I think you can safely put that away.

     A.   Okay.

     Q.   Thanks.

               Is it your understanding that the -- sorry, it's your understanding that the Taubman family at least as of today is opposed to a sale to

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               MR. AVIV: Objection; lack of foundation.

               THE WITNESS: I really don't know.

     Q. (BY MR. REISBERG) Were you ever advised by anyone that it was possible for the GM exchange to have occurred without making any changes, any other changes in governance?

     A. It would never have been on the table. Everybody wanted to get rid of this governance structure. It was one of the reasons we did the deal. It was never discussed that governance wouldn't have been simplified and the REIT wouldn't have had a board of directors that was the sole governance of the company. It was a very driving force, and I can't say it's the driving force, but it was a very -- everyone was very committed including GM who was going to own a lot of shares in the REIT to make this look like a normal everyday company that is on the New York Stock Exchange.

[BEGINNING OF EXCERPT]

     Q. And one of the key aspects of making it look like a normal everyday company that's on the New York Stock Exchange is for there to be one set of consolidated financial statements?

     A. That was a big -- when I say governance, even though financial statements aren't governance,

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but it was part of that whole complication, that's correct, and we wanted to simplify it and make it one statement.

     Q. And that was an important part of the simplification the people were aimed at?

     A. It was one piece of it. I think people -- I mean I met with a lot of investors since 1997, and people didn't understand what a partnership committee was. They didn't understand what meant to be a minority owner of something.

               So all of those things are the reason we had to have two financial statements. So it was really one big package of not good things.

     Q.   I want to focus on each of those two elements one at a time.

     A.   Okay.

     Q. First, in terms of the issue of having one set of consolidated financial statements, isn't it the case that the REIT would have been able to have issued one set of consolidated financial statements if it owned a majority of the equity of the partnership and had a majority of the members of the partnership committee?

     A. Although I'm a CFO, I am not a certified CPA. I know a lot of things about accounting, but I

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have learned one thing as I have been a CFO for about seven years and that is any time I try to guess about consolidation of financial statements I guess wrong, and I know that there's a lot of things that go to consolidation. One is definitely control, and I believe even though the REIT had a majority that potentially from an accounting GAAP perspective because of what the family and the unitholders had that they may not have, so I don't -- I can't make, I can't make that judgment.

     Q. Did you ever inquire in 1998, whether or not the REIT would have been able to issue consolidated financial statements if they had simply done the GM transaction alone without any other changes in corporate governance?

     A.   It was not discussed.

     Q. A second thing I believe you mentioned as part of the simplification was that the REIT had a minority position on the partnership committee; is that right?

     A. It's a minority ownership in the partnership and also a minority position on the committee.

     Q. And as you recall in 1998, that was also viewed as a negative by the public?

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     A.   Mm-hmm, correct.

     Q. And the way in which that was remedied in 1998 was a change so that the REIT became a majority owner of the partnership?

     A.   That's correct.

     Q. And isn't it the case that the REIT would have become a majority owner of the partnership had just the GM exchange been done without any other changes in corporate governance?

     A.   The math would have worked that way, correct.

[END OF EXCERPT]

               MR. AVIV: In terms of breaks, Ms. Payne told us --

               THE WITNESS: I actually wanted to --

               MR. AVIV: Off the record.

               VIDEO OPERATOR: Let's go off the record. This completes tape one off the record at 11:41.

               (Brief recess.)

               VIDEO OPERATOR: We're on the record at 11:53 a.m.

               This is tape two of the deposition of Lisa Payne.

               Please continue.

     Q.   (BY MR. REISBERG) Ms. Payne, I'd like to

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     A.   Yes, I recall there was a discussion about certain specific assets, not being -- having the ability to sell, and I believe that was a change to the partnership agreement.

     Q.   And what do you recall about that?

     A. Just that there were going to be a handful of assets that would require the family's approval o sell.

     Q.   And that was going to be a change from what had existed prior?

     A.   Correct.

     Q. And when you say a handful of assets, do you recall approximately how many?

     A.   I believe about five.

     Q. And do you recall based upon the relative value of those assets what percentage of the portfolio they represented?

     A.   No, I do not.

[BEGINNING OF EXCERPT]

     Q. Turning to page 873 of Gilbert 6, there's a section entitled Interloper Risk Aversion.

               Do you see that?

     A.   Yes.

     Q.   Do you recall any discussion in 1998 regarding interloper risk?

     A.   I don't remember specific discussion. I

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mean, I know it was everybody's concern that was involved in the transaction that once we've reached an agreement that felt like it met the needs of everybody that anything that would cause delay or whatever would not be very positive, and I think I remember discussions surrounding -- I don't remember discussions. I remember the issue being there.

     Q. And in connection with those discussions what does interloper refer to?

     A. Interloper would be potentially a company who would come in and lob in some -- a bid for the company or a transaction that would be different than one that was being negotiated and proposed.

     Q. Based -- as discussed in 1998, would interloper refer to the possibility of a new company coming in and making a bid to acquire the entire REIT?

     A.   Definition of entire REIT?

     Q.   Sorry.

     A.   You mean the REIT?

     Q.   The REIT.

     A.   Yes.

     Q. Would interloper risk also include the possibility of a company coming in and making a bid for the 10 shopping centers that were being

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exchanged?

     A.   Potentially, yes.

     Q. Were there any other examples that you recall that would have been discussed in 1998 that would come under the heading of interloper risk?

     A. I'm not saying the ones you just mentioned were discussed specifically, those were examples, but I don't remember specific examples being discussed.

     Q. Given the two examples that I've discussed, one being a company that came in and made a bid for the REIT and the other a company that came in and would make a bid only for the 10 shopping centers being exchanged, did you understand that those two possibilities were within the definition of interloper risk as that was being discussed in 1998?

     A. We just called it a broad category of interloper. We didn't really define specific transactions that it could entail.

     Q. Would you agree with me that the two transactions that I've identified qualify?

     A.   Correct.

[END OF EXCERPT]

     Q. Just going down further under the same heading of Interloper Risk Aversion is a bullet

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     Q.   Do you recall any discussions in 1998 that GM had the ability to put the company up for sale?

     A. You know, I -- you know, my recollection continues to be that GM was a significant partner here. What they felt and what they wanted was very important to both the independents and the family, but that everything was done on a consensus basis and that this company was not -- there was no ability from a practical standpoint for GM or anyone to really take over the company.

     Q. Do you recall any discussions during 1998 where the issue was a concern that GM might put the company up for sale?

     A.   No, I do not.

[BEGINNING OF EXCERPT]

     Q. In the bottom part of the same page, about the second line from the bottom, it says: We won't endorse plan including interlopers/SH, which I'll interpret to mean shareholder vote.

               Do you see that?

     A.   I do.

     Q. Do you recall any discussions where the Taubman family took the position they wouldn't endorse any plan that included a shareholder vote?

     A. No, and in fact with regard to Devco, which as I said there was differing legal opinions,

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but clearly I think the independents given that some of the legal advice was that it required a shareholder vote, I believe that the family, if that was going to be the best deal were -- would have proceeded with a shareholder vote. So I don't believe that they at all were saying that that was an absolute restriction on a deal.

[END OF EXCERPT]

     Q. I'd ask you if you could turn to the page GS 892, and do you see that in the top left it has the date of June 24, 1998?

     A.   Yes.

     Q. And that was during the time period when the 1998 transaction was being negotiated?

     A. Oh, yes, I mean as I recall there was a board meeting. I'm just trying to remember the time line and I don't know if this was when Devco was also being considered or whether we had finally determined that the exchange -- I call it the exchange transaction, the one we did, had been elected to be done. So I don't know exactly the timing of it, of 6-24.

     Q.   Do you see about a third of the way down there's an entry that says:
Lisa, Jeff and Bob Larson?

     A.   Yes.

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management contract also had a right for the family to buy the company at a reduced value.

               Do you recall that testimony?

     A. Yes, or I would like to say at a price that I think was quite favorable.

     Q.   Was that provision of the management agreement changed in 1998?

     A.   I don't recall. I don't know.

     Q. Isn't it the case that the only provision of the management agreement that was changed in 1998 was the termination clause?

               MR. AVIV: Objection; lack of foundation.

               THE WITNESS: I don't know.

[BEGINNING OF EXCERPT]

     Q.   (BY MR. REISBERG) Do you know who owns the management company?

     A. It's a complicated structure, that my recollection is that the economic ownership, economic ownership is the -- I believe the REIT, maybe the OP, but it's the company economically owns it, but the vote, there is a voting provision, and this is quite common by the way in a lot of REITs because it's due to the REIT provision, the tax provisions. There's a lot of legal provisions that REITs have to follow. Quite a few REITs have these

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management companies, and I believe that the voting structure is the family members and it may even be Alfred Taubman alone has the majority of the vote.

               I have to tell you that from a real business and practical standpoint, you know, the management company is the people who manage it and none of these things come into play, but there's a lot of technical legal documents around the manager.

     Q. Do you know whether or not the Taubman family earns money from the management contract?

     A. Not that I'm aware. I mean, as I said, the economics of all the cash that comes in and out of it really flowed to the company.

[END OF EXCERPT]

     Q. During the board meeting that was held on August 17, 1998, do you recall whether or not the directors were told that as a result of the issuance of the Series B preferred stock that the Taubman family would now have the ability to block a sale of the REIT?

     A. No, I do not, and, you know, the reality here is that it only is based on ownership and, you know, what happened that moment in time in ownership could have been changed by us issuing stock. I mean ownership changes over time.

               So the way that the board was advised

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               Do you see that?

     A.   Yes.

[BEGINNING OF EXCERPT]

     Q. On the next line, the line says: Additionally, TCO became obligated to issue to the partners in TRG other than TCO, paren, minority partners, close paren, upon subscription one share of Series B nonparticipating convertible preferred stock.

               Do you see that?

     A.   Yes.

     Q. What is your understanding of the source of the obligation that is referred to in the form 8-K?

     A. I assume because the board of directors voted, but to be honest I don't know what that technically means.

[END OF EXCERPT]

     Q.   Is there -- let me try to put this in an easier way.

               There is no disclosure that I was able to see in the form 8-K concerning the amount of voting power that was being conferred by the issuance of the Series B preferred stock.

               Is that correct?

     A. I, you know, I'd have to spend a lot more time reading the whole document.

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     Q.   Fair point.

               Do you recall any discussion one way or the other as to whether or not there should be disclosure made to the public shareholders concerning the amount of voting power that was going to be represented by the Series B preferred?

     A. You know, I think -- I know what was in my head at the time which is it's quite natural to have, you know, your vote equal to your economic interest. It didn't feel like there was anything unusual there, and, so, I think that's what people would naturally think was going to happen with the family's interest. So that's -- I think that -- that's normal.

[BEGINNING OF EXCERPT]

     Q. As of October 15, 1998, did the REIT issue any public statement which disclosed to the public shareholders that approximately 30 percent of the voting power of the REIT was being given to the Taubman family and the other unitholders?

     A. Well, I believe when you read this this was very obvious exactly what was happening, and this was an 8-K. Every investor when they see an 8-K, come across Bloomberg, reads it, and I feel it was -- if there was any question about it, by the way, they would have picked up the phone and called

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me and I would have told them exactly what it was and I never got a question. It was out there, there wasn't anything to hide, you know, it's right there on the front page.

     Q. Can you point to me where it is on the front page or elsewhere in the form 8-K which we've marked as Payne Exhibit 2 that from which an investor could learn that 30 percent of the voting power of the REIT was being given to the Taubman family through issuance of the Series B preferred shares?

               MR. AVIV: Objection as to form.

               THE WITNESS: Well, again, I think when you go through this whole paragraph, this whole description under item two, it goes through what the rights are for the Series B, and I think it doesn't say there's a -- it's a super majority, it doesn't say you get more than one. You know, I think it's there. I think it's good disclosure, and again generally when people -- it's a pretty big -- clearly says there were a lot of changes, and if somebody read it and didn't understand it, they would have called. I never got a phone call.

[END OF EXCERPT]

     Q. (BY MR. REISBERG) Looking at it here now, can you tell me how it is that I can read this in

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